Exhibit 10.28

AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”) is made as of this 14th day of July, 2011.

WHEREAS, Francesca’s Holdings Corporation, a Delaware corporation (the “Company”), and Gene Morphis (the “Executive”) are parties to that certain letter agreement made and entered into as of September 9, 2010 (the “Employment Letter Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Letter Agreement as follows.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree that the Employment Letter Agreement is amended as follows effective immediately:

1. Paragraph 1 (Nature of Agreement and Relationship) of the Employment Letter Agreement is hereby amended by adding the following sentence to the end of such paragraph:

“The Severance Payment shall be paid within sixty (60) days of your last day of employment. As a condition precedent to any Company obligation to provide the Severance Payment or any other obligation to accelerate vesting of any equity-based award in connection with the termination of your employment, you shall, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) your last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by you pursuant to any revocation rights afforded by applicable law.”

2. Paragraph 2 (Salary, Bonus and Other Compensation) of the Employment Letter Agreement is hereby amended by and replaced with the following:

“For the period beginning on the date hereof and continuing until the earlier of (i) termination of your employment with the Company or (ii) 36 months beginning October 18, 2010 (the “Employment Period”), your base salary will be $325,000 per annum (the “Base Salary”). During the period beginning on the date hereof and ending December 31, 2010, the Base Salary will be pro rated on an annualized basis. You will be paid by the Company or its subsidiaries in regular installments in accordance with the Company’s or such subsidiary’s general payroll policies and practices. During the Employment Period, you will be entitled to receive an annual bonus payment of up to 60% of your annual Base Salary beginning in fiscal year 2011 (which begins February 1, 2011) based on the achievement of goals and objectives established prior to the review period and established by the Company’s Chief Executive Officer (the “CEO”). Any bonus payments shall be made in cash at the same time annual bonuses are paid to the Company’s employees generally; provided, that, you must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an annual bonus (and, if you are not so employed at such time, in no event shall you have been considered to have “earned” any such annual bonus). For each fiscal year during your employment pursuant to this letter, commencing on the date hereof, the Company shall provide you with an allowance of $20,000 (less applicable taxes and other withholdings) to apply towards the purchase of additional benefits at the your discretion. Such allowance shall be paid in equal quarterly installments (unless a pro-rata payment is to be made) on the closest payroll date on or following January 1, April 1, July 1 and October 1 of each calendar year, provided that you are employed with the Company on such date.”

3. Except as expressly modified herein, the Employment Letter Agreement shall remain in full force and effect in accordance with its original terms as amended by this Amendment.

4. Nothing contained in this Amendment constitutes a continued employment or service commitment by the Company, confers on Executive any right to remain employed by or in service to the Company, or affects the right of the Company or Executive to terminate Executive’s employment with the Company at any time, in each case subject to the Employment Letter Agreement (as amended by this Amendment).

5. This Amendment, together with the Employment Letter Agreement, constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof or of the Employment Letter Agreement. This Amendment, together with the Employment Letter Agreement, is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Amendment or the Employment Letter Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment, together with the Employment Letter Agreement, constitutes the complete and exclusive statement of its and their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement or the Employment Letter Agreement.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ John De Meritt
Its:

“EXECUTIVE”

/s/ Gene Morphis
Gene Morphis

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